Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 as filed on May 21, 2008) pertaining to the Amended and Restated Non-Employee Directors Stock Plan of First Midwest Bancorp, Inc. of our reports dated February 26, 2008, with respect to the consolidated financial statements of First Midwest Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of First Midwest Bancorp, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 21, 2008